   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 2002.


                                            REGISTRATION NO. 333-

                    POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION NO. 333-72323
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                         NORTHERN BORDER PARTNERS, L.P.

             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                    93-1120873
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                    Identification No.)

                             ---------------------
                               13710 FNB PARKWAY
                           OMAHA, NEBRASKA 68154-5200

                                 (402) 492-4300

    (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                              JANET K. PLACE, ESQ.
                               13710 FNB PARKWAY
                           OMAHA, NEBRASKA 68154-5200
                                 (402) 492-7315
      (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               G. MICHAEL O'LEARY
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                             ---------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM        AMOUNT OF
             TITLE OF EACH CLASS OF                  AMOUNT TO BE          OFFERING       AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED                REGISTERED        PRICE PER UNIT      PRICE(1)(2)(3)          FEE(5)
---------------------------------------------------------------------------------------------------------------------------------
Common Units.....................................
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4)...............................
---------------------------------------------------------------------------------------------------------------------------------
Total............................................    $500,000,000            100%            $500,000,000           $42,918
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) We have estimated the proposed maximum aggregate offering price solely to calculate the registration fee under Rule 457(o) of the Securities Act. In no event will the aggregate initial offering price of all securities issued exceed $500,000,000. The registered securities may be sold separately or as units with other registered securities.

(2) The amount of common units and principal amount of debt securities being registered hereunder is presently indeterminable.

(3) The proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction, II.D. of Form S-3.

(4) If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $500,000,000 less the dollar amount of any registered securities previously issued.

(5) As permitted by Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus that also relates to unsold debt and equity securities of Northern Border Partners, L.P. previously registered on Form S-3 (Registration No. 333-72323) having an aggregate maximum offering price of $33,498,485. The maximum aggregate offering price of securities covered by the combined prospectus included herein (including the securities previously registered) is $500,000,000. A registration fee of $9,313 was previously paid in respect of such securities. Accordingly, the registration fee consists of the $9,313 previously paid and the $42,918 paid herewith.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2002


PROSPECTUS

NORTHERN BORDER PARTNERS LOGO

                                  $500,000,000

                         NORTHERN BORDER PARTNERS, L.P.

                                  COMMON UNITS
                                DEBT SECURITIES

                             ---------------------


     We are a publicly-traded Delaware limited partnership, formed in 1993 to acquire, own and manage pipeline and other midstream energy assets. We are a leading transporter of natural gas imported from Canada to the United States. We, through our subsidiary limited partnership, Northern Border Intermediate Limited Partnership, own a 70% interest in Northern Border Pipeline Company, which owns and manages a 1,249-mile regulated natural gas pipeline system that transported approximately one-fifth of all natural gas imported from Canada to the United States in 2001. Our interest in Northern Border Pipeline currently represents the largest proportion of our assets. We also own Midwestern Gas Transmission Company, a 350-mile regulated natural gas pipeline system, and gathering and processing systems in the Rocky Mountains and Alberta, Canada.


     This prospectus provides you with a general description of the common units and debt securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

     We currently have 43,809,714 common units outstanding. The common units are traded on the New York Stock Exchange under the symbol "NBP." We will provide information in the prospectus supplement for the expected trading market, if any, for debt securities that we offer.

     We will provide specific terms of these securities in prospectus supplements. To understand us and the terms of our securities, you should carefully read this document together with any and all prospectus supplements. Together these documents will provide you with the specific terms of the offerings. You should also read the documents we have referred you to in "Where You Can Find More Information" below for information on us and for our financial statements.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES. THIS MEANS THAT NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY, ADEQUACY OR COMPLETENESS OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is              , 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS REGISTRATION STATEMENT...........................    i
OUR BUSINESS................................................    1
RISK FACTORS................................................    3
FORWARD LOOKING STATEMENTS..................................    3
USE OF PROCEEDS.............................................    3
RATIO OF EARNINGS TO FIXED CHARGES..........................    4
DESCRIPTION OF COMMON UNITS.................................    4
DESCRIPTION OF DEBT SECURITIES..............................    5
BOOK ENTRY, DELIVERY AND FORM...............................   18
TAX CONSIDERATIONS..........................................   19
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS..................   34
PLAN OF DISTRIBUTION........................................   35
WHERE YOU CAN FIND MORE INFORMATION.........................   36
LEGAL MATTERS...............................................   36
EXPERTS.....................................................   36

     For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours" or "Northern Border Partners," we are describing ourselves, Northern Border Partners, L.P., together with our subsidiaries.

                       ABOUT THIS REGISTRATION STATEMENT

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer from time to time up to an aggregate of $500,000,000 of the common units and debt securities. In this prospectus, we sometimes refer to the common units and debt securities collectively as the "securities." This prospectus provides you with a general description of the securities and of us. Each time we offer the securities, we will provide you with a prospectus supplement that will describe, among other things, the specific types, amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in the securities, you should read this prospectus, any prospectus supplements and all additional information referenced in the next section.

                                  OUR BUSINESS

     Northern Border Partners was formed in 1993 to acquire, own and manage pipeline and other midstream energy assets. Today, we are one of the largest publicly-traded limited partnerships and a leading transporter of natural gas imported from Canada to the United States. We own a 70% interest in Northern Border Pipeline Company, which owns and manages a 1,249-mile regulated natural gas pipeline system that transported approximately one-fifth of all natural gas imported from Canada to the United States in 2001. Our interest in Northern Border Pipeline currently represents the largest proportion of our assets and has provided us with stable, fixed-rate cash flows. In 2001, we completed several acquisitions, including the acquisition of Midwestern Gas Transmission Company, which owns a 350-mile regulated natural gas pipeline system. We also purchased Bear Paw Energy, LLC, which owns extensive gathering and processing operations in the Powder River Basin in Wyoming and the Williston Basin in Montana and North Dakota. The gathering facilities connect to the interstate gas pipeline grid serving the natural gas markets in the Rocky Mountains, the Midwest and California. These assets diversify our business mix by allowing us access to new producing areas with growth potential and by allowing us to apply our knowledge of interstate pipeline operations to the less regulated gathering and processing components of the natural gas business. We also acquired an interest in processing and gathering operations in Alberta, Canada. We believe these businesses position us with another important platform for expansion. Strategically, we will focus on maintaining the current high utilization of our interstate pipeline assets and acquiring additional natural gas-related assets that generate relatively stable cash flow and offer the potential for future growth.

     Also in 2001, Northern Border Pipeline completed Project 2000, a pipeline expansion project, which extended its pipeline into Indiana. Project 2000 provides 545 million cubic feet per day of transportation capacity into a large industrial region of the Midwest through an interconnect with Northern Indiana Public Service Company at North Hayden, Indiana. Project 2000 expanded Northern Border Pipeline's delivery capability into the Chicago area by approximately 30%.


     We own and participate in the management of pipeline and other energy assets through a subsidiary limited partnership, Northern Border Intermediate Limited Partnership. Northern Plains Natural Gas Company ("Northern Plains"), Pan Border Gas Company ("Pan Border") and Northwest Border Pipeline Company ("Northwest Border") serve as our general partners (collectively, the "General Partners"). Northern Plains and Pan Border are wholly-owned subsidiaries of Enron Corp., and Northwest Border is a wholly-owned subsidiary of TransCanada PipeLines Limited ("TransCanada"). The General Partners hold in us an aggregate 2% general partner interest and common units representing an aggregate 1.15% limited partner interest. Also common units representing a 6.2% limited partner interest are held by Sundance Assets, L.P., an affiliate of Enron -- dispositive power of Sundance Assets is shared by Enron and Citibank, N.A. The combined general and limited partner interests of the General Partners are:



     - Northern Plains -- 2.13%



     - Pan Border -- 0.65%



     - Northwest Border -- 0.35%.


     We own a 70% general partner interest in Northern Border Pipeline. The remaining 30% general partner interest in Northern Border Pipeline is owned by TC PipeLines, LP, a publicly-traded partnership. The general partner of TC PipeLines and its subsidiary limited partnership is TC PipeLines GP, Inc., which is a subsidiary of TransCanada.


     Our principal executive offices are located at 13710 FNB Parkway, Omaha, Nebraska 68154-5200, and our telephone number is (402) 492-4300.

OUR ORGANIZATIONAL STRUCTURE

                                  |-------------------------|                 |----------------------|
                                  |       TransCanada       |                 |      Enron Corp.     |
                                  |    PipeLines Limited    |                 |----------------------|
                                  |-------------------------|                             |
                                        |                  |                              | 100%
                                        | 100%             | 100%                         |
                                        |                  |                              |
                                        |                  |                              |
                        |------------------------|      |-----------------------------------------------------------|
                        | TransCan Northern Ltd. |      ||-----------|    |-------------|            |-------------||
                        |------------------------|      || Northwest |    |  Northern   |            |  Pan Border ||
                        | TC PipeLines GP, Inc.  |      ||  Border   |    |   Plains    |    100%    |     Gas     ||
                        |------------------------|      || Pipeline  |    | Natural Gas |----------->|    Company  ||
                                 |      |               || Company   |    |  Company    |            |     0.65%   ||
                                 |      |               ||  0.35%    |    |   2.13%     |            |             ||
                                 |      |               ||------------    --------------|            |-------------||
                                 |      |               |-----------------------------------------------------------|
                      31.4% L.P. |      | 2% G.P.               2% G.P.      | 7.2% L.P.(1)
                                 |      |                                    |
                                 |      |                                    |
                        |------------------------|  |-----------------------------------|
                        ||----------------------||  ||---------------------------------||
                        ||   TC PipeLines, LP   ||  ||  NORTHERN BORDER PARTNERS, L.P. ||
|-------------|  66.6%  ||                      ||  ||                                 ||         |--------------|
|   Public    |  L.P.   ||     TC PipeLines     ||  ||   NORTHERN BORDER INTERMEDIATE  ||<--------|    Public    |
| Unitholders |-------->||     Intermediate     ||  ||        LIMITED PARTNERSHIP      ||  90.8%  | Unitholders  |
|-------------|         || Limited Partnership  ||  ||                                 ||   L.P.  |--------------|
                        ||----------------------||  ||---------------------------------||
                        |------------------------|  |-----------------------------------|
                          |                                           |
                          |                                           |
                          |     -----------------------------------------------------------------------------
                          |     |              |               |              |             |               |
                          | 30% | 70%          | 100%          | 100%         | 100%        | 100%          | 100%
                          |     |              |               |              |             |               |
                         |-----------|  |--------------|  |-----------|  |----------|  |-----------|  |-----------|
                         | Northern  |  |  Midwestern  |  | Crestone  |  | Bear Paw |  |  Border   |  |   Black   |
                         |  Border   |  |     Gas      |  |  Energy   |  |  Energy, |  | Midstream |  |   Mesa    |
                         | Pipeline  |  | Transmission |  | Ventures, |  |    LLC   |  | Services, |  | Holdings, |
                         | Company   |  |   Company    |  |   L.L.C.  |  |          |  |   Ltd.    |  |   Inc.    |
                         |-----------|  |--------------|  |-----------|  |----------|  |-----------|  |-----------|


---------------

(1) Includes 3,213,207 common units. Northern Plains is the beneficial owner of 503,207 common units. Sundance Assets, L.P., an affiliate of Northern Plains, is the beneficial owner of 2,710,000 common units. In a Schedule 13D/A filing in January 2002, it was disclosed that dispositive power of Sundance Assets, L.P. is shared by Enron and Citibank, N.A.

                                  RISK FACTORS

     You should read carefully the discussion of risk factors relating to our business under the caption "Risk Factors and Information Regarding Forward-Looking Statements" beginning on page 32 of our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference.

                           FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain statements that constitute "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In general, any statement other than a statement of historical fact is a forward looking statement. These statements appear in a number of places in this prospectus and the documents incorporated by reference and include statements regarding our plans, beliefs and expectations with respect to, among other things:

     - future acquisitions;

     - expected future costs;

     - future capital expenditures;

     - trends affecting our future financial condition or results of operation; and

     - our business strategy regarding future operations.

     Any such forward looking statements are not assurances of future performance and involve risks, uncertainties and assumptions about us. Actual results may differ materially from anticipated results for a number of reasons, including:

     - the December 2, 2001 filing by Enron of a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code;

     - industry conditions;

     - future demand for natural gas in the markets served by our pipelines;

     - availability of supplies of Canadian natural gas and the rate of progress of developing those supplies;

     - availability and prices of supplies of natural gas in the Powder River, Wind River and Williston Basins and the rate of progress of developing those supplies and developing additional transportation capacity out of the Powder River and Wind River Basins;

     - political and regulatory developments that impact Federal Energy Regulatory Commission proceedings involving our interstate natural gas pipelines;

     - the interstate natural gas pipelines' success in sustaining their positions in FERC proceedings or the success of intervenors in opposing their positions;

     - competitive developments by Canadian and other U.S. natural gas transmission companies;

     - political and regulatory developments in the United States and in Canada;

     - conditions of, and our ability to access, the capital markets; and

     - our ability to market pipeline capacity on favorable terms.

                                USE OF PROCEEDS

     Unless otherwise indicated to the contrary in an accompanying prospectus supplement, the net proceeds we receive from the sale of newly issued securities will be available for general business purposes including repayment of debt, future acquisitions, capital expenditures and working capital.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                              TWELVE MONTHS ENDED DECEMBER 31,      NINE MONTHS
                                              --------------------------------         ENDED
                                              1997   1998   1999   2000   2001   SEPTEMBER 30, 2002
                                              ----   ----   ----   ----   ----   ------------------
Ratio of Earnings to Fixed Charges..........  3.16   2.95   2.71   2.41   2.47          2.92


     For purposes of calculating the ratio of earnings to fixed charges:

     - "fixed charges" represent interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense; and

     - "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries or income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

                          DESCRIPTION OF COMMON UNITS

     We currently have 43,809,714 common units outstanding, representing a 98% limited partner interest. Our common units are our only outstanding limited partner interests. Thus, our equity consists of general partner interests representing in the aggregate a 2% interest and common units representing in the aggregate a 98% limited partner interest.

DISTRIBUTIONS



     In general, the General Partners are entitled to 2% of all cash distributions, and the holders of common units are entitled to the remaining 98% of all cash distributions, except that the General Partners are entitled to incentive distributions if the amount distributed with respect to any quarter exceeds $0.605 per common unit ($2.42 annualized). Under the incentive distribution provisions, the General Partners are entitled to 15% of amounts distributed in excess of $0.605 per common unit, 25% of amounts distributed in excess of $0.715 per common unit ($2.86 annualized) and 50% of amounts distributed in excess of $0.935 per common unit ($3.74 annualized). The amounts that trigger incentive distributions at various levels are subject to adjustment in certain events, as described in our Partnership Agreement.

VOTING



     Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group owns beneficially 20% or more of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our Partnership Agreement.

LISTING

     Our outstanding common units are listed on the NYSE under the symbol "NBP." Any additional common units we issue will also be listed on the NYSE.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common units is EquiServe Trust Company, N.A.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement. The debt securities will be either senior debt securities or subordinated debt securities issued by Northern Border Partners, L.P. If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture containing subordination provisions. The debt securities will be governed by the provisions of the applicable indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the indentures filed as exhibits to the registration statement of which this prospectus is a part, because those indentures, and not this description, govern your rights as a holder of debt securities. For purposes of this "Description of Debt Securities," when we refer to "us," "we," "our," "ours," or "Northern Border Partners," we are describing ourselves, Northern Border Partners, L.P. only, and not any of our subsidiaries. References in this prospectus to an "indenture" refer to each of the senior indenture and the subordinated indenture.

GENERAL

  THE DEBT SECURITIES

     Any series of debt securities that we issue:

     - will be our general obligations; and

     - may be subordinated to our senior indebtedness.

     Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. We may issue debt securities under each indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

     We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Partnership Policy Committee and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

     - the title of the debt securities of such series;

     - any limit upon the aggregate principal amount of the debt securities of such series that may be authenticated and delivered under the indenture;

     - the date or dates on which the principal and premium, if any, of the debt securities of such series are payable;

     - the portion of the principal amount which will be payable if the maturity of the debt securities of such series is accelerated;

     - any conversion provisions applicable to the debt securities of such series;

     - the interest rate which the debt securities of such series will bear and the interest payment dates for such debt securities;

     - any optional redemption provisions applicable to the debt securities of such series;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of such series;

     - whether the debt securities of such series may be issued in amounts other than $1,000 each or multiples thereof;

     - any changes to or additional Events of Default or covenants applicable to the debt securities of such series;

     - the subordination, if any, of the debt securities of such series and any changes to the subordination provisions of the subordinated indenture applicable to the debt securities of such series; and

     - any other terms of the debt securities of such series.

     THIS DESCRIPTION OF DEBT SECURITIES WILL BE DEEMED MODIFIED, AMENDED OR SUPPLEMENTED BY ANY DESCRIPTION OF ANY SERIES OF DEBT SECURITIES SET FORTH IN A PROSPECTUS SUPPLEMENT RELATED TO THAT SERIES.

     The prospectus supplement may also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

     - debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

     - debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

     - debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

     - variable rate debt securities that are exchangeable for fixed rate debt securities.

     At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

     Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

     Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

RANKING

     The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture -- Subordinated Debt Securities Subordinated to Senior Debt" below.

NO LIMITATION ON INDEBTEDNESS

     The indentures do not limit the amount of indebtedness or other obligations that we may incur and do not give you the right to require us to repurchase your notes upon a change of control.

PROVISIONS ONLY IN THE SENIOR INDENTURE

  SUMMARY

     The senior debt securities will rank equally in right of payment with all our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The senior indenture will contain restrictive covenants, including provisions that:

     - limit our ability to put Liens on any of our property or assets; and

     - limit our ability to sell and lease back our property.

     Subordinated debt securities issued under the subordinated indenture may or may not be subject to similar provisions, as will be specified in the applicable prospectus supplement. We have described below these provisions and some of the defined terms used in them.

  LIMITATION ON LIENS

     We will not, and will not permit any of our Subsidiaries (as defined below under "-- Definitions") to, issue, create, assume or guarantee any Indebtedness (as defined below under "-- Definitions") for borrowed money secured by a Lien upon any of our Property (as defined below under "-- Definitions") or the Property of any Subsidiary or upon any shares of stock or Indebtedness of any Subsidiary that owns or leases any Property (whether such Property, shares of stock or Indebtedness is now existing or owned or subsequently created or acquired) without effectively providing that the notes will be secured equally and ratably with or prior to such secured debt until such time as such debt is no longer secured by a Lien.

     The foregoing restriction does not require us to secure the notes if the Liens consist of either Permitted Liens (as defined below under "-- Definitions") or if the Indebtedness secured by these Liens is Exempted Indebtedness (as defined below under "-- Definitions").

     "Permitted Liens" include:

     - Liens existing at or provided for under the terms of agreements existing on the date of the initial issuance of the notes;

     - Liens on property, shares of stock, Indebtedness or other assets of any person (which is not a subsidiary) existing at the time such person is merged into or consolidated with or into us or any of our Subsidiaries, provided that such Liens are not incurred in anticipation of such person becoming a Subsidiary, or Liens existing at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or any of our Subsidiaries;

     - Liens on property, shares of stock, Indebtedness for borrowed money or other assets existing at the time of acquisition thereof by us or any of our Subsidiaries, or Liens thereon to secure the payment of all or any part of the purchase price thereof;

     - Liens on property, shares of stock, Indebtedness for borrowed money or other assets to secure any Indebtedness for borrowed money incurred prior to, at the time of, or within 24 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of development or improvements or the commencement of commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such development or improvements;

     - Liens to secure Indebtedness owing to us or our Subsidiaries;

     - Liens on property to secure all or part of the cost of acquiring, constructing, altering, improving, developing or repairing any property or asset, or improvements used in connection with that property or Liens incurred by us or any of our Subsidiaries to provide funds for any such activities;

     - Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or improving the property subject to such Liens;

     - Liens securing the obligations of Northern Border Partners to compensate, pay or reimburse the trustee under the indenture;


     - Liens deemed to exist by reason of negative pledges in respect of Indebtedness; and

     - Liens to secure any refinancing, refunding, extension, renewal or replacement of any Lien referred to in the bullet points above; provided, however, that any Liens permitted by the terms set forth under any of such bullet points shall not extend to or cover any property of ours or of any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom.

  LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     We will not, and will not permit any of our Subsidiaries to, enter into any Sale-Leaseback Transaction (as defined below) with respect to any Property unless:


     - we or our Subsidiary, as the case may be, would be entitled, pursuant to the provisions of the indenture, to incur Indebtedness secured by a Lien on the Property involved in such Sale-Leaseback Transaction at least equal in amount to the Attributable Indebtedness (as defined below under "-- Definitions") with respect to that Sale-Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described above in "-- Limitation on Liens;"



     - within a one-year period after the effective date of the Sale-Leaseback Transaction, we, or our Subsidiary, as the case may be, apply an amount equal to not less than the Attributable Indebtedness of such Sale-Leaseback Transaction either (1) to the voluntary defeasance or the repayment, redemption or retirement of the notes or other Indebtedness for borrowed money of ours or any of our Subsidiaries that matures more than one year after the creation of such Indebtedness or (2) to the acquisition, construction, development or improvement of any Property used or useful or (3) any combination of applications referred to in (1) and (2) above.


     "Sale-Leaseback Transaction" means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Property, which Property has been or is to be sold or transferred by us or such Subsidiary to such person, other than:

     - any such transaction involving a lease for a term of not more than two years;

     - any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries; or

     - any such transaction executed by the time of or within one year after the latest of the acquisition, the completion of construction, development or improvement or the commencement of commercial operation of assets subject to such leasing transaction.

  EXEMPTED INDEBTEDNESS


     Notwithstanding the foregoing limitations on Liens and Sale-Leaseback Transactions, we and our Subsidiaries may issue, incur, create, assume, or guarantee Indebtedness secured by a Lien (other than a Permitted Lien) without securing the notes, or may enter into Sale-Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the sum of the aggregate principal amount of all such Indebtedness (other than the notes) and the Attributable Indebtedness of all such Sale-Leaseback Transactions then in existence, in each case not otherwise permitted in the preceding three paragraphs, does not at the time incurred exceed 10% of our Consolidated Net Tangible Assets (as defined below under "-- Definitions").

  DEFINITIONS

     As used in the foregoing description of covenants by which we are bound pursuant to the senior indenture, the following terms have the following meanings:

     "Attributable Indebtedness" means with respect to a Sale-Leaseback Transaction involving any Property, at the time of determination, the lesser of:

     - the fair market value (as determined in good faith by our Partnership Policy Committee) of such Property;

     - the present value of the total Net Amount of Rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee's option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease; or

     - if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a capital lease obligation (as defined in the indenture) for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Consolidated Net Tangible Assets" means, at any date of determination, the aggregate amount of total assets included in the most recent quarterly or annual balance sheet of us and our consolidated subsidiaries prepared in accordance with generally accepted accounting principles less applicable reserves reflected in such balance sheet, after deducting the following amounts:

     - all current liabilities reflected in such balance sheet; and

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.

     "Currency Hedging Obligations" means, with respect to any Person, the net payment obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in the currency exchange rates incurred or entered into in the ordinary course of its business and not for speculative purposes.

     "Exempted Indebtedness" means Indebtedness of which Northern Border Partners or any of its Subsidiaries is an obligor or guarantor, or that has been assumed by Northern Border Partners or any of its Subsidiaries, which Indebtedness is secured by a Lien (other than a Permitted Lien), or any Attributable Indebtedness of Northern Border Partners or any of its Subsidiaries, provided that the sum of the aggregate principal amount of all such Indebtedness then outstanding (other than the Debt Securities) so secured by a Lien (other than a Permitted Lien) and the amount of all the outstanding Attributable Indebtedness, in each case not otherwise permitted by the covenants described above under "-- Limitation on Liens" and "-- Limitation on Sale-Leaseback Transactions," does not at the time such Indebtedness or Attributable Indebtedness is incurred exceed 10% of the Consolidated Net Tangible Assets of Northern Border Partners and its Subsidiaries.

     "Financial Hedging Obligations" means, with respect to any Person, the net payment obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates incurred or entered into in the ordinary course of its business and not for speculative purposes.

     "Hedging Obligations" means, with respect to any Person, collectively, the Currency Hedging Obligations of such Person and the Financial Hedging Obligations of such Person.

     "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication:

     - any liability of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument, or (C) for the payment of money relating to a Capital Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property;

     - all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of the subject property);

     - all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit translation, other than as entered into in the ordinary course of business;


     - all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability in full (except obligations of others secured by Liens, neither assumed nor guaranteed by such Person nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by such Person for substation, metering station, gathering line, transmission line, transportation line, distribution line or right of way purposes, and any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the property), the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or the property securing such Lien;


     - all Indebtedness of others (including all interest and dividends on any Indebtedness or preferred securities of any other Person) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and

     - to the extent not otherwise included in this definition, obligations in respect of Hedging Obligations.

     Indebtedness shall not include (a) accounts payable arising in the ordinary course of business and (b) any obligations in respect of prepayments for natural gas or oil production or natural gas or oil imbalances.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Amount of Rent" as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts, whether or not designated as rent or additional rent, required to be paid on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination of the lease on the first date such lease may be terminated (in which case such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated) and (ii) such net amount assuming no such termination.

     "Property" means any right or interest of Northern Border Partners or any of its Subsidiaries in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "Subsidiary" of any person means:

     - any person of which more than 50% of the total voting power of the shares of capital stock (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person or a combination thereof;

     - in the case of a partnership, any person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person; or

     - any other person in which such person or one or more of the Subsidiaries of that person or a combination thereof has the power to control by contract or otherwise the board of directors, managers, trustees or equivalent governing body or otherwise controls such entity.

PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

 SUBORDINATED DEBT SECURITIES SUBORDINATED TO SENIOR DEBT

     The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness to the extent provided in the subordinated indenture. "Senior Indebtedness" unless otherwise provided with respect to the debt securities of a series, means (a) all our debt, whether currently outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such debt, it is provided that such debt is not superior in right of payment to the subordinated debt securities or to other debt which is equal in right of payment with or subordinated to the subordinated debt securities, and (b) any modifications, refunding, deferrals, renewals or extensions of any such debt or securities, notes or other evidence of debt issued in exchange for such debt; provided that in no event shall "Senior Debt" include (i) our Indebtedness owed or owing to any of our Subsidiaries or to any officer, director or employee of Northern Border Partners or any Subsidiary of Northern Border Partners, (ii) indebtedness to trade creditors or (iii) any liability for taxes owed or owing by Northern Border Partners.

     The holders of our Senior Indebtedness will receive payment in full of such Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

     - upon any payment or distribution of our assets to creditors;

     - upon our total or partial liquidation or dissolution; or

     - in a bankruptcy, receivership or similar proceeding relating to us.

     Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive equity interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

     If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

     - make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

     - make any deposit for the purpose of defeasance of the subordinated debt securities; or

     - repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in either case,


     - the default has been cured or waived and the declaration of acceleration has been rescinded;


     - the Senior Indebtedness has been paid in full in cash; or

     - we and the trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

     Generally, "Designated Senior Indebtedness" will include:

     - indebtedness for borrowed money under a bank credit agreement, called "Bank Indebtedness";

     - any specified issue of Senior Indebtedness of at least $100 million; and

     - any other indebtedness for borrowed money that we may designate.

     During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

     The Payment Blockage Period may be terminated before its expiration:

     - by written notice from the person or persons who gave the Blockage
       Notice;

     - by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

     - if the default giving rise to the Payment Blockage Period is no longer continuing.

     UNLESS THE HOLDERS OF SENIOR INDEBTEDNESS SHALL HAVE ACCELERATED THE MATURITY OF THE SENIOR INDEBTEDNESS, WE MAY RESUME PAYMENTS ON THE SUBORDINATED DEBT SECURITIES AFTER THE EXPIRATION OF THE PAYMENT BLOCKAGE PERIOD.

     Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

     After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

OTHER COVENANTS



  REPORTS


     Each of the senior indenture and the subordinated indenture contains the following covenant for the benefit of the holders of all series of debt securities:

     So long as any debt securities are outstanding, we will:

     - for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we have filed with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act;

     - if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee and the SEC any supplementary and periodic information, documents and reports which may be required pursuant to the Exchange Act, in respect of a security listed and registered on a national securities exchange; and

     - transmit to the registered holders of debt securities, within 30 days after we have filed with the trustee, such summaries of any information, documents and reports required to be filed pursuant to the previous two bullet points.

     A series of debt securities may contain additional financial and other covenants applicable to Northern Border Partners. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.


EVENTS OF DEFAULT, REMEDIES AND NOTICE



  EVENTS OF DEFAULT


     Each of the following events will be an "event of default" under each of the senior indenture and the subordinated indenture, with respect to each series of debt securities:

     - default in any payment of interest on any debt securities of that series when due that continues for 30 days;

     - default in the payment of principal or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, by declaration, upon required repurchase or otherwise;

     - default in the payment of any sinking fund payment on any debt securities of that series when due;

     - failure by us to comply for 90 days after notice with the other covenants or agreements contained in any debt securities, the indenture, any supplement to the indenture or any resolution of our Partnership Policy Committee authorizing the issuance of that series;

     - certain events of bankruptcy, insolvency or reorganization of Northern Border Partners;


     - default by us or any of our Subsidiaries in the payment, at maturity and after the expiration of any applicable grace period, principal of, premium, if any, or interest on indebtedness for money borrowed in the principal amount then outstanding of $25,000,000 or more, or acceleration of any indebtedness for borrowed money of such amount, such that the indebtedness becomes due and payable prior to its maturity date and such acceleration is not rescinded within 60 days after notice to the us in accordance with the indenture; or


     - any other event of default provided for with respect to debt securities of that series.


  EXERCISE OF REMEDIES


     If an event of default, other than an event of default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

     If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

     The holders of a majority in principal amount of the outstanding debt securities of a series may:

     - waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

     - rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series,

     but only if:

     - rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

     - all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

     If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

     - such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

     - such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense;

     - the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request.

     The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

     - conflicts with law;

     - is inconsistent with any provision of the indenture;

     - the trustee determines is unduly prejudicial to the rights of any other holder; or

     - would involve the trustee in personal liability.

  NOTICE OF EVENT OF DEFAULT

     Within 30 days after the occurrence of an event of default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the trustee, within 150 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or event of default has occurred during the previous year.

     If an event of default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities or in the making of any sinking fund payments with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

     We may enter into a supplemental indenture without the consent of any holder of debt securities to:

     - cure any ambiguity, omission, defect or inconsistency;

     - convey, transfer, assign, mortgage or pledge any property to or with the trustee;

     - provide for the assumption by a successor of our obligations under the indenture;

     - change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

     - secure the debt securities;

     - add covenants for the benefit of the holders or surrender any right or power conferred upon us;

     - make any change that does not adversely affect the rights of any holder;

     - add or appoint a successor or separate trustee; or

     - comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

     In addition, we may enter into a supplemental indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, enter into a supplemental indenture to:

     - reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

     - reduce the rate of or extend the time for payment of interest on any debt securities;

     - reduce the principal of or extend the stated maturity of any debt securities;

     - reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

     - make any debt securities payable in other than U.S. dollars;

     - impair the right of any holder to receive payment of premium, principal or interest with respect to such holder's debt securities on or after the applicable due date;

     - impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

     - release any security that has been granted in respect of the debt securities;

     - make any change in the amendment provisions which require each holder's consent; or

     - make any change in the waiver provisions.

     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplemental indenture. After an amendment pursuant to a supplemental indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

     - compliance by us with certain restrictive provisions of the indenture;
       and

     - any past default under the indenture, subject to certain rights of the trustee under the indenture;

except that such majority of holders may not waive a default:

     - in the payment of principal, premium or interest; or

     - in respect of a provision that under the indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

DEFEASANCE

     At any time, we may terminate, with respect to debt securities of a particular series all our obligations under such series of debt securities and the indenture, which we call a "legal defeasance."

     If we decide to make a legal defeasance or a covenant defeasance, however, we may not terminate our obligations, among other things, to:

     - register the transfer or exchange of the debt securities;

     - replace mutilated, destroyed lost or stolen debt securities;

     - pay the principal, premium, if any, and interest on the debt securities at the place and time, and in the manner provided in the indenture or in the debt securities;

     - maintain offices where the debt securities may be presented or surrendered for payment, transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served;

     - appoint a trustee whenever necessary to avoid or fill a vacancy in the office of trustee;

     - maintain provisions relating to paying agents;

     - furnish to the trustee a list of the names and addresses of the holders of the debt securities, so long as the trustee is not serving as the registrar with respect to the debt securities;

     - compensate the trustee for all services rendered under the indenture and to reimburse the trustee for all reasonable expenses incurred in accordance with the provisions of the indenture;

     - indemnify the trustee for, and hold it harmless against, any loss, liability or expense arising out of the trustee's performance of its duties under the indenture; and

     - indemnify the trustee and the holders of debt securities against any tax, fee or charges assessed against deposited U.S. government obligations or the principal and interest thereon.

     At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under our covenants in the indenture that:

     - require us to file Securities and Exchange Commission reports and financial statements with the trustee;

     - require us to file periodic compliance certificates with the Trustee;

     - require us to preserve our corporate existence;

     - limit our ability to incur Indebtedness secured by a Lien, as described above under "Provisions only in the Senior Indenture -- Limitation on Liens;"

     - limit our ability to engage in Sale-Leaseback Transactions, as described above under "Provisions only in the Senior Indenture -- Limitation on Sale-Leaseback Transactions;"

     - relate to our consolidation or merger or the sale or conveyance of all or substantially all of our assets; and

     - are made applicable to a particular series of debt securities as described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

     We may exercise our legal defeasance option notwithstanding our prior exercise of the covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of events of defaults with respect to our compliance with covenants in the indenture and cross defaults on other indebtedness for borrowed money and other events of default made applicable to a particular series of debt securities.

     In order to exercise either defeasance option, we must:

     - irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

     - comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

     - deliver to the trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     Northwest Border Pipeline Company, Northern Plains Natural Gas Company and Pan Border Gas Company (our general partners), and their directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

     - any of our obligations under the debt securities or the indentures; or

     - any claim based on, in respect of, or by reason of, such obligations or their creation.

BY ACCEPTING A DEBT SECURITY, EACH HOLDER WILL BE DEEMED TO HAVE WAIVED AND RELEASED ALL SUCH LIABILITY. THIS WAIVER AND RELEASE ARE PART OF THE CONSIDERATION FOR OUR ISSUANCE OF THE DEBT SECURITIES. THIS WAIVER MAY NOT BE EFFECTIVE, HOWEVER, TO WAIVE LIABILITIES UNDER THE FEDERAL SECURITIES LAWS AND IT IS THE VIEW OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH A WAIVER IS AGAINST PUBLIC POLICY.

THE TRUSTEE

     We may appoint a separate trustee for any series of debt securities. We use the term "trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                         BOOK ENTRY, DELIVERY AND FORM

     We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

     DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

     DTC advises us that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC IS OWNED BY A NUMBER OF ITS PARTICIPANTS AND BY THE NEW YORK STOCK EXCHANGE,INC., THE AMERICAN STOCK EXCHANGE, INC. AND THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. THE RULES THAT APPLY TO DTC AND ITS PARTICIPANTS ARE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

     DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, the trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

     Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.

     Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:
DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

                               TAX CONSIDERATIONS

     This section is a summary of material tax considerations that may be relevant to an investment in our securities and, unless otherwise noted in the following discussion, expresses the opinion of Andrews & Kurth L.L.P., our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" and "we" are references to both Northern Border Partners, L.P. and the Northern Border Intermediate Limited Partnership.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, Real Estate Investment Trusts or mutual funds. Accordingly, we recommend that you consult, and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

     No ruling has been requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partners. Furthermore, the tax treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

     (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

     (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
         "-- Disposition of Common Units -- Allocations Between Transferors and Transferees");

     (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit
         Ownership -- Section 754 Election"); and

     (4) whether our methods for making curative allocations and allocations of recapture income are sustainable (please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in his partnership interest.

     Pursuant to Treasury Regulation Sections 301.7701-1, 301.7702-1 and 301.7701-3, effective January 1, 1997 (the "Check-the-Box Regulations"), an entity in existence on January 1, 1997, will generally retain its current classification for federal income tax purposes. As of January 1, 1997, we and Northern Border Pipeline were each classified and taxed as a partnership. Pursuant to the Check-the-Box Regulations, this prior classification will be respected for all periods prior to January 1, 1997, if:

     - the entity had a reasonable basis for the claimed classification;

     - the entity recognized the federal tax consequences of any change in classification within five years prior to January 1, 1997; and

     - the entity was not notified prior to May 8, 1996 that the entity classification was under examination.

     No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, each of Northern Border Partners, L.P., Northern Border Intermediate Limited Partnership and Northern Border Pipeline will be classified as a partnership for federal income tax purposes.

     In rendering its opinion that we have been and will continue to be treated as partnerships for federal income tax purposes, Andrews & Kurth L.L.P. has relied on the factual representations made by us and the General Partners, including:

     - Neither we nor Northern Border Pipeline has elected or will elect to be treated as an association or corporation;

     - We have been and will be operated in accordance with applicable state partnership statutes, the partnership agreements, and in the manner described in this prospectus;

     - For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and naturally occurring carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

     - Northern Border Pipeline is organized and will be operated in accordance with applicable state partnership statutes and its governing partnership agreement.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing and marketing of natural gas and coal. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that 90% or more of our gross income, as determined for purposes of the qualifying income exception, has been and will be derived from activities generating qualifying income. Based upon and subject to this estimate, the factual representations made by us and the General Partners and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

     If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to our unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If either of us were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to Northern Border Partners or the Northern Border Intermediate Limited Partnership at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in the common units is reduced to zero. Accordingly, treatment of either of us as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of Northern Border Partners will be treated as partners of Northern Border Partners for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of Northern Border Partners for federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners of Northern Border Partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

 FLOW-THROUGH OF TAXABLE INCOME

     We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.

 TREATMENT OF DISTRIBUTIONS

     Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under
Section 751(b) of the Internal Revenue Code. That income will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

 BASIS OF COMMON UNITS

     A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

  LIMITATIONS ON DEDUCTIBILITY OF OUR LOSSES

     The deduction by a unitholder of his share of our losses will be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly traded partnership as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

  ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the General Partners and our unitholders in accordance with their respective percentage interests in us. A class of our unitholders that receives more cash than another class, on a per unit basis, with respect to a year, will be allocated additional income equal to that excess. If we have a net loss, items of income, gain, loss and deduction will generally be allocated for both book and tax purposes (1) first, to the General Partners and our unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts and (2) second, to the General Partners.

     Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by a partner, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, certain items of recapture income are allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders, although this allocation may not be respected. If these allocations of recapture income are not respected, the amount of income or gain allocated to a unitholder will not change, but instead a change in the character of the income allocated would result. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Regulations provide that an allocation of items of our income, gain, loss, deduction or credit, other than an allocation required by Section 704(c) of the Code to eliminate the disparity between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to us, the interests of the partners in economic profits and losses, the interests of the partners in cash flow and other non-liquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Under the Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period. This rule, often referred to as the "ceiling limitation," is not expected to have significant application to allocations with respect to contributed property and thus, is not expected to prevent our unitholders from receiving allocations of depreciation, gain or loss from such properties equal to that which they would have received had such properties actually had a basis equal to fair market value at the outset. However, to the extent the ceiling limitation is or becomes applicable, our Partnership Agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitations. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our unitholders.

     The legislative history of Section 704(c) states that Congress anticipated that Treasury Regulations would permit partners to agree to a more rapid elimination of Book-Tax Disparities than required provided there is no tax avoidance potential. Under final Treasury Regulations enacted under Section 704(c), allocations similar to the curative allocations would be allowed. However, since the final Treasury Regulations are not applicable to us, Counsel is unable to opine on the validity of the curative allocations.

     Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and
"-- Disposition of Common Units -- Allocations Between Transferors and Transferees," and the curative allocations and allocations of recapture income discussed
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

above, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

  ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the General Partners or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

  TREATMENT OF SHORT SALES

     A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

     - all of these distributions would appear to be treated as ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read
"-- Disposition of Common Units -- Recognition of Gain or Loss."

  TAX RATES

     In general, the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income rate for net capital gains of an individual is 20% if the asset was held for more than 12 months at the time of disposition.

  ALTERNATIVE MINIMUM TAX

     Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. In general, the minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

  SECTION 754 ELECTION

     We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which is generally not applicable to a majority of our assets) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Treasury Regulations under
Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built-in gain in such intangibles. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under
Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations. Please read "--Uniformity of Common Units."

     Although counsel is unable to opine as to the validity of this method, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "-- Uniformity of Common Units."

     The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our

Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

  ACCOUNTING METHOD AND TAXABLE YEAR

     We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

  TAX BASIS, DEPRECIATION AND AMORTIZATION

     The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax liability associated with the inherent gain equal to the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by the General Partners and other unitholders holding units at the time of the offering. Please read "-- Tax Treatment of Unitholders -- Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Costs we incurred in organizing may be amortized over any period we select not shorter than 60 months. The costs incurred in promoting the issuance of common units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

  VALUATION AND TAX BASIS OF OUR PROPERTIES

     The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

DISPOSITION OF COMMON UNITS

  RECOGNITION OF GAIN OR LOSS

     A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among our unitholders in proportion to the number of common units owned as of the close of business on the last day of the preceding month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among our unitholders of
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

record as of the opening of the New York Stock Exchange on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring common units in the open market may be allocated income, gain, loss, deduction, and credit accrued after the transfer.

     The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and the transferees of common units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of a unitholder's interest), our taxable income or losses might be reallocated among our unitholders. We are authorized to revise our method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

     A unitholder who owns common units at any time during a quarter and who disposes of such common units prior to the record date set for a distribution with respect to such quarter will be allocated items of our income and gain attributable to such quarter during which such common units were owned but will not be entitled to receive the cash distribution.

  NOTIFICATION REQUIREMENTS

     A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange, and, in any event, no later than January 15 of the year following the calendar year that the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

     We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of Northern Border Partners will cause an immediate termination of the Northern Border Intermediate Limited Partnership. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF COMMON UNITS

     Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), the regulations under Section 743 of the Code and from the application of the "ceiling limitation" on our ability to make allocations to eliminate Book-Tax Disparities attributable to contributed properties and our property that has been revalued and reflected in the partners' capital accounts. Any non-uniformity could have a negative impact on the value of the common units. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election."

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

     We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable despite the fact we have generally not adopted the remedial allocation method and thus certain regulations under Section 743 are not directly applicable to us. This method is consistent with the regulations under
Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.

     If this kind of aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read
"-- Disposition of Common Units -- Recognition of Gain or Loss."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. A substantial amount all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes on actual cash distributions made quarterly to foreign unitholders at the highest marginal tax rate applicable to individuals at the time of the distribution. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

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

     Because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. An income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident" may reduce or eliminate this tax. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a common unit if that foreign unitholder has held less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

 INFORMATION RETURNS AND AUDIT PROCEDURES

     We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1 or acceptable substitute, which describes each unitholder's share of our income, gain, loss and deduction for our preceding calendar year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints Northern Plains as our tax matters partner.

     The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

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

 NOMINEE REPORTING

     Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (2) whether the beneficial owner is

             (i) a person that is not a United States person,

             (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

             (iii) a tax-exempt entity;

          (3) the amount and description of common units held, acquired, sold or transferred for the beneficial owner; and

          (4) specific information including the dates of acquisitions, sales and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

REGISTRATION AS A TAX SHELTER

     The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be subject to the registration requirement on the basis that we do not constitute a tax shelter, we have registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken.

OUR TAX SHELTER REGISTRATION NUMBER IS 93271000031. ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     A unitholder who sells or otherwise transfers a common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to their tax return on which any deduction, loss or other benefit generated by us is claimed or our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

ACCURACY-RELATED PENALTIES

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code.

     No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000

($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

     (i)  for which there is, or was, "substantial authority"; or

     (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. We own assets or conduct business in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, North Dakota, Oklahoma, South Dakota, and Texas. Of these states, only South Dakota and Texas do not currently impose a personal income tax. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." Based on current law and our estimate of future operations, our General Partners anticipate that any amounts required to be withheld will not be material.

IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT STATES AND LOCALITIES OF HIS INVESTMENT IN US. ACCORDINGLY, EACH PROSPECTIVE UNITHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE AND LOCAL, AS WELL AS U.S. FEDERAL, TAX RETURNS THAT MAY BE REQUIRED OF HIM. COUNSEL HAS NOT RENDERED AN OPINION ON THE STATE OR LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN US.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, and restrictions imposed by
Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

     - whether such investment is prudent under Section 404(a)(1)(B) of ERISA,

     - whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA,

     - the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after tax return,

     - the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor and

     - whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

     The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

     In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the General Partners also would be fiduciaries of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

     (1) the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws,

     (2) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

     (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

     Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal

Revenue Code in light of the serious penalties imposed, on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

     Under this prospectus and an accompanying prospectus supplement, we intend to offer the securities from time to time to the public through one or more broker-dealers, underwriters, or directly to investors. We will fix a price or prices, but we may change the price, of the securities offered from time to time at market prices prevailing at the time of any sale under this shelf registration, prices related to such market prices, or negotiated prices.

     The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

     We will pay or allow distributors' or sellers' commissions that will not exceed those customary in the types of transactions involved.

     Broker-dealers may act as agent or may purchase the securities as principal and thereafter resell such securities to the public from time to time in or through one or more transactions (which may involve crosses and block transactions) or distributions on the New York Stock Exchange, in the over-the-counter market, or in private transactions. The prices at which broker-dealers resell the securities will vary and will be determined by the broker-dealer at the time of resale.

     Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of the securities for whom they may act as agents.

     We anticipate that any underwriting agreement pertaining to any securities will entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability.

     To the extent required, the names of the specific managing underwriter or underwriters, if any, or sales agent or agents, as well as other important information, will be set forth in a prospectus supplement. In such event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions we may allow or pay to dealers or agents, if any, will be set forth in the prospectus supplement.

     If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase the securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (ii) if the securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

     Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

IN CONNECTION WITH THIS OFFERING, UNDERWRITERS, BROKERS OR DEALERS PARTICIPATING IN THE OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON UNITS OR DEBT SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON

THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports, information statements and other information regarding issuers that file electronically. Our SEC filings are available on this web site at http:\\www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this registration statement, you should always check for SEC reports we may have filed after the date of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all offerings under this shelf registration are completed:

     - Annual Report on Form 10-K for the year ended December 31, 2001;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

     - Current Reports on Form 8-K filed November 8, 2002, October 2, 2002, August 19, 2002, June 27, 2002, June 5, 2002, May 24, 2002, April 10,
       2002, March 14, 2002, March 11, 2002, and February 12, 2002, as amended by Current Report on Form 8-K/A filed February 13, 2002.

     You may request a copy of these filings at no cost, by making written or telephone requests for such copies to:
               Investor Relations
               Northern Border Partners, L.P.
               13710 FNB Parkway, Omaha, Nebraska 68154-5200
               Telephone: 877-208-7318

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

                                 LEGAL MATTERS

     Andrews & Kurth L.L.P., Houston, Texas, will pass upon the validity of the securities offered in this prospectus and the material federal income tax considerations regarding the securities. The underwriter's own legal counsel will advise them about other issues relating to any offering and will be named in a prospectus supplement.

                                    EXPERTS


     Our financial statements as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing. The report refers to the adoption of Statement of Financial Accounting

Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which was subsequently amended by SFAS No. 137 and SFAS No. 138.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth those expenses we will incur in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts shown are estimates.


Filing Fee for Registration.................................   $   42,918
Legal Fees and Expenses.....................................   $  300,000
Accounting Fees and Expenses................................   $  225,000
Printing and Engraving Expenses.............................   $  250,000
Fees and Expenses of Trustee and Counsel....................   $   50,000
Rating Agency Fees..........................................   $  230,000
Miscellaneous...............................................   $    2,082
                                                               ----------
Total.......................................................   $1,100,000



ITEM 15. INDEMNIFICATION OF OFFICERS, GENERAL PARTNERS AND POLICY COMMITTEE MEMBERS


     Our Partnership Agreement contains the following provisions relating to indemnification of officers, General Partners and Partnership Policy Committee members:


6.8 Indemnification


     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each General Partner, the members of our Partnership Policy Committee, any Departing Partner, any Person who is or was an officer or director of the Partnership, a General Partner or any Departing Partner and all other Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) a General Partner, a member of our Partnership Policy Committee, a Departing Partner or any of their Affiliates, (ii) an officer, director, employee, partner, agent or trustee of the Partnership, a General Partner, any Departing Partner or any of their Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.8 shall be available to the General Partners with respect to their obligations incurred pursuant to the Indemnity Agreement, the Underwriting Agreement or the Conveyance Agreement (other than obligations incurred by the General Partners on behalf of the Partnership or the Intermediate Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this
Section 6.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partners shall not be personally liable for such indemnification and shall have no obligation to us to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.8(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.8.

     (c) The indemnification provided by this Section 6.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding common units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) a General Partner, a member of our Partnership Policy Committee, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the Partnership, a General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity (including, without limitation, any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain (or reimburse the General Partners or their Affiliates for the cost of) insurance, on behalf of the General Partners, the members of our Partnership Policy Committee and such other Persons as our Partnership Policy Committee shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 6.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.8(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 6.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (i) No amendment, modification or repeal of this Section 6.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

  **1.1  --   Form of Underwriting Agreement.
   *3.1  --   Form of Amended and Restated Agreement of Limited
              Partnership of Northern Border Partners, L.P. (Exhibit 3.1
              No. 2 to our Form S-1 Registration Statement, Registration
              No. 33-66158 ("Form S-1")).
   *3.2  --   Form of Amended and Restated Agreement of Limited
              Partnership of Northern Border Intermediate Limited
              Partnership (Exhibit 10.1 to Form S-1).
    4.1  --   Form of Senior Debt Indenture.
    4.2  --   Form of Subordinated Debt Indenture.
    5.1  --   Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
    8.1  --   Opinion of Andrews & Kurth L.L.P. relating to tax matters.
   12.1  --   Statement regarding computation of ratios.
   23.1  --   Consent of KPMG LLP.
   23.2  --   Consent of Andrews & Kurth L.L.P. (contained in Exhibits 5.1 and 8.1 hereto).
   24.1  --   Power of Attorney (included on the signature page to this
              registration statement).
***25.1  --   Statement of eligibility of trustee on Form T-1 with respect to the Indentures.

---------------

  * Indicates exhibits incorporated by reference as indicated.

 ** To be filed as an exhibit to a Current Report on Form 8-K in connection with a specific offering.

*** To be filed as an exhibit to a Current Report on Form 8-K in connection with an offering of debt securities.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Northern Border Partners, L.P. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Northern Border Partners, L.P.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska, on the 26th day of November, 2002.



                                          NORTHERN BORDER PARTNERS, L.P.

                                          (A Delaware Limited Partnership)


                                          By:     /s/ WILLIAM R. CORDES

                                            ------------------------------------
                                            Name: William R. Cordes
                                            Title:   Chief Executive Officer and
                                                     Chairman
                                                of Policy Committee


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Cordes and Jerry Peters or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign a shelf registration statement on Form S-3 for the offering by the Partnership of common units and debt securities (the "Registration Statement") and any and all amendments to such Registration Statement (including post-effective amendments and any new registration statement pursuant to Rule 462 of the Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on the dates indicated.


                       NAME                                       TITLE                      DATE
                       ----                                       -----                      ----
              /s/ WILLIAM R. CORDES                    Chief Executive Officer and     November 26, 2002
    -----------------------------------------          Chairman of the Partnership
                William R. Cordes                           Policy Committee


              /s/ STANLEY C. HORTON                       Member of Partnership        November 26, 2002
    -----------------------------------------               Policy Committee
                Stanley C. Horton


                /s/ PAUL MACGREGOR                        Member of Partnership        November 26, 2002
    -----------------------------------------               Policy Committee
                  Paul MacGregor


               /s/ JERRY L. PETERS                         Chief Financial and         November 26, 2002
    -----------------------------------------              Accounting Officer
                 Jerry L. Peters

                               INDEX TO EXHIBITS

  **1.1  --    Form of Underwriting Agreement.
   *3.1  --    Form of Amended and Restated Agreement of Limited
               Partnership of Northern Border Partners, L.P. (Exhibit 3.1
               No. 2 to our Form S-1 Registration Statement, Registration
               No. 33-66158 ("Form S-1")).
   *3.2  --    Form of Amended and Restated Agreement of Limited
               Partnership of Northern Border Intermediate Limited
               Partnership (Exhibit 10.1 to Form S-1).
    4.1  --    Form of Senior Debt Indenture.
    4.2  --    Form of Subordinated Debt Indenture.
    5.1  --    Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
    8.1  --    Opinion of Andrews & Kurth L.L.P. relating to tax matters.
   12.1  --    Statement regarding computation of ratios.
   23.1  --    Consent of KPMG LLP.
   23.2  --    Consent of Andrews & Kurth L.L.P. (contained in Exhibits 5.1 and 8.1 hereto).
   24.1  --    Power of Attorney (included on the signature page to this
               registration statement).
***25.1  --    Statement of eligibility of trustee on Form T-1 with respect to the Indentures.

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  * Indicates exhibits incorporated by reference as indicated.

 ** To be filed as an exhibit to a Current Report on Form 8-K in connection with a specific offering.

*** To be filed as an exhibit to a Current Report on Form 8-K in connection with an offering of debt securities.

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